Exhibit 10.2
NONCOMPETITION AND NONDISCLOSURE AGREEMENT
     This Noncompetition, Nondisclosure and Nonsolicitation Agreement (this “Agreement”) is made and entered into as of this 18th day of December, 2007, by and among ENERGY WEST, INCORPORATED, a Montana corporation (“Buyer”), and DAN F. WHETSTONE a/k/a DANIEL F. WHETSTONE, an individual residing in Cut Bank, Montana (“DFW”).
Background
     DFW owns five thousand nine hundred thirty-nine (5,939) shares (the “Whetstone Shares”) of the common stock of Cut Bank Gas Company, Inc. (the “Company”), which constitute approximately 65.762% of the issued and outstanding shares of capital stock of the Company. DFW is and has been an employee of the Company for 37 years and has served as its President since 1979. Currently, his services are being provided pursuant to an Employment Agreement, dated December 20, 2006, for term ending December 31, 2013, a copy of which has been provided to Buyer. Concurrently with the execution and delivery of this Agreement, Buyer is purchasing the Whetstone Shares from DFW pursuant to the terms and conditions of a Stock Purchase Agreement, dated as of the date hereof, by and between Buyer, DFW and certain other shareholders of the Company who are selling his/her shares of the Company to Buyer (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Buyer is purchasing a majority interest in the Company as well as the goodwill of the Company. As a condition to Buyer entering into the Purchase Agreement, Buyer requires that this Agreement be executed and delivered by DFW. Since DFW will receive substantial benefit from the transactions contemplated in the Purchase Agreement, and because Buyer is willing to pay DFW additional consideration pursuant to this Agreement in consideration of his performance of the terms and conditions of this Agreement, DFW has agreed to enter into this Agreement and make the noncompetition, nondisclosure, nonsolicitation and other covenants set forth in this Agreement.
Agreement
     In consideration of the mutual promises made herein, and for the consideration to be paid by Buyer to Sellers pursuant to the Purchase Agreement, the parties hereto agree as follows:
     1. Acknowledgements by DFW. DFW acknowledges that he has occupied a position of trust and confidence with the Company prior to the date hereof and has had access to and has become familiar with the following information of the Company, any and all of which is confidential to the Company (collectively, the “Confidential Information”): (a) any and all trade secrets concerning the business and affairs of the Company, data, know-how, formulae, compositions, processes, current and/or planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, database technologies, systems, structures, concepts, methods and information of the Company and any other information, however documented, of the Company that is a trade secret within the meaning of the trade secret laws of Montana or under other applicable law; (b) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training techniques and materials, and purchasing methods and techniques however documented); and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company containing or based, in whole or in part, upon any information included in the foregoing. DFW further acknowledges that (i) the business of the Company is Territorial in scope; (ii) the products and services related to such business are marketed throughout the Territory; (iii) the Company competes with other businesses that are or could be located in any part of the Territory; (iv) Buyer has required that DFW make the covenants set forth in this Agreement as a condition to Buyer’s purchase of the Whetstone Shares; (v) the provisions of this Agreement are reasonable and necessary to protect and preserve Buyer’s interests in and right to the Company from and after the date of this Agreement; and (vi) Buyer would be irreparably damaged if any DFW were to breach the covenants set forth in this Agreement.
     2. Nondisclosure of Confidential Information. DFW hereby agrees not to disclose to any unauthorized Persons or use for DFW’s own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of DFW, unless and to the extent that (i) the Confidential Information is or becomes generally known to and available for use by the public other than as a result of DFW’s fault, or (ii) DFW is required to disclose same by order of any court with jurisdiction to make such order. DFW agrees to deliver to Buyer at the closing of the Purchase Agreement, or at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that DFW may then possess or have under his control.
     3. Noncompetition and Nonsolicitation. As an inducement for Buyer to enter into the Purchase Agreement, and as additional consideration for the consideration to be paid to the Company under the Purchase Agreement and to be paid to DFW under this Agreement, DFW agrees that for a period of three (3) years after the Closing hereof:
     (a) DFW will not, directly or indirectly, engage in, invest in, own, manage, operate, finance, control, assist, advise or participate in as an employee, shareholder, independent contractor or otherwise, any business, firm, partnership, individual, corporation or any other entity located in, represented in, or conducting business in the Territory if said business is in any respects competitive with the business of the Company or the business of the Buyer; provided, however, that DFW may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. As used herein, “directly or indirectly” means either personally or through any person, firm, or other entity with which DFW may be associated or connected, as principal, representative, independent contractor, lender, investor or in any other individual or representative capacity whatsoever. As used herein, “Territory” means the following counties within the State of Montana: Glacier, Flathead, Pondera & Toole. DFW agrees that this covenant is reasonable with respect to its duration, geographical area and scope;

     (b) From and after the Effective Date hereof, DFW will not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company; (ii) in any way interfere with the relationship between Buyer and any employees of the Company; (iii) employ or otherwise engage as an employee, independent contractor or otherwise any employee of the Company; or (iv) induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Company;
     (c) DFW will not directly or indirectly, solicit the business of any person or entity who is a customer of the Company with respect to products or activities which compete in whole or in part with the business of the Company; and
     (d) DFW will not disparage Buyer, the Company or any shareholder, director, officer, employee or agent of Buyer or the Company.
     In the event of a breach by DFW of any covenant set forth in this Section 3, the term of such covenant will be extended by the period of the duration of such breach.
     4. Remedies.
     (a) Injunctive Relief and Damages. If DFW commits or threatens to commit a breach of any of the provisions of this Agreement, Buyer shall have the right to have the provisions of this Agreement specifically enforced by an court having jurisdiction, it being acknowledged by DFW and agreed by the parties that any such breach or threatened breach will cause injury to Buyer for which money damages alone will not provide an adequate remedy. The rights and remedies enumerated above shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer or to the Company at law or in equity.
     (b) Reformation of Agreement. If any of the covenants contained in this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable for any reason, such court shall exercise its discretion to reform such covenant to the end that Employee shall be subject to nondisclosure, noninterference and noncompetition covenants that are reasonable under the circumstances and are enforceable by Buyer.
     (c) Expenses of Enforcement of Covenants. If any action, suit, or other proceeding at law or in equity is brought to enforce any of the covenants contained in this Agreement or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand or reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection therewith.
     (d) The parties acknowledge and agree that the restrictive covenants set forth in this Agreement fall within the “Goodwill Exception” codified in Montana Code Ann. §28-2-704 to the general policy provisions of Montana Code Ann. §28-2-703.

     5. Compensation. As consideration for the covenants in this Agreement, Buyer will pay DFW an aggregate amount of Three Hundred Seventy Thousand and 00/100 Dollars ($370,000.00), all of which shall be paid to DFW in immediately available funds at the date and time of the Closing of the Purchase Agreement.
     6. Successors and Assigns. This Agreement shall be binding upon Buyer and DFW and shall inure to the benefit of Buyer and its affiliates, successors and assigns.
     7. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party, or of the right of the party giving such notice or demand to require the other party, to take further action without notice or demand as provided in this Agreement.
     8.  Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be given in accordance with the provisions set forth in Section 12 of the Purchase Agreement.
     9. Severability. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against DFW to the greatest extent permissible.
     10.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     11. Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” refer to the corresponding section of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “Including” does not limit the preceding words or terms.

     12.  Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     13. Termination. This Agreement constitutes the binding and irrevocable agreement of the parties hereto to consummate the transactions contemplated hereby subject to the terms and conditions contained herein, the consideration for which is the covenants set forth herein, and expenditures and obligations incurred and to be incurred by Buyer, on the one hand, and by DFW, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:
(1) By the unanimous written consent of DFW and Buyer; or
(2) If any condition to the Closing under Section 7 of the Purchase Agreement has not been satisfied (or waived by Purchaser) by 5:00 p.m. on the one (1) year anniversary of the Effective Date of the Purchase Agreement or at such other time and date as may be mutually agreed upon by the parties in writing, by either party giving written notice given to the other, provided, however, that if the Purchase Agreement is terminated at any time by any party pursuant to the terms thereof, then this Agreement shall also be terminated without further written notice by the terminating party.

[Signatures on following page]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:
ENERGY WEST, INCORPORATED A Montana Corporation
By:	/s/ David C. Cerotzke

	Print Name:	David C. Cerotzke

	Title:	Vice-Chairman

DANIEL F. WHETSTONE
/s/ Daniel F. Whetstone

Daniel F. Whetstone